Exhibit 1

                         CONSENT OF INDEPENDENT AUDITORS


The Administrative Committee
Seagull Thrift Plan:

We consent to the incorporation by reference in the registration statement (File No. 2-72014) on Form S-8 of Seagull Energy Corporation of our report dated June 19, 1998, relating to the statements of net assets available for plan benefits of the Seagull Thrift Plan (the "Plan") as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for each of the years in the two-year period ended December 31, 1997, which report appears in the Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1997.

/s/ KPMP Peat Marwick LLP

Houston, Texas
June 29, 1998